5. ACQUISITIONS

During the year ended July 31, 2002, several of the Funds had acquired various open-end management investment companies registered under the 1940 Act.

Effective on the close of business on June 14, 2002, Equity Index Fund acquired substantially all the assets and assumed certain liabilities of Wachovia Equity Index Fund in exchange for Class A, Class B and Class I shares of Equity Index Fund. Value Fund acquired substantially all the assets and assumed certain liabilities of Wachovia Blue Chip Fund in exchange for Class A, Class B and Class I shares of Value Fund.

These acquisitions were accomplished by a tax-free exchange of the respective shares of each Fund. The value of net assets acquired, number of shares issued, unrealized appreciation (depreciation) acquired and the aggregate net assets of each acquiring Fund immediately after the acquisition were as follows:

                                               Value of Net       Number of
                                              Assets Acquired     Shares
  Acquiring Fund    Acquired Fund                                 Issued
-----------------  --------------------------- ---------------  ---------------
Equity Index Fund   Wachovia Equity Index Fund $175,952,250     4,658,390
Value Fund          Wachovia Blue Chip Fund     2,327,237        146,327

Unrealized              Net Assets
Appreciation              After
(Depreciation)         Acquisition

----------------      ---------------
 $83,176,982            $978,686,180
   (213,581)             488,000,688

In addition, effective on the close of business on June 14, 2002, Special Values Fund acquired substantially all the assets and assumed certain liabilities of Wachovia Special Values Fund in exchange for Class A, Class B and Class I shares of Special Values Fund. Special Values Fund had no operations prior to the acquisition. Since Special Values Fund and Wachovia Special Values Fund were similar funds and Wachovia Special Values Fund contributed all of the net assets and shareholders, the basis of accounting for assets and liabilitis and operating results for prior periods of Wachovia Special Values Fund are carried forward as the accounting survivor.